Exhibit 10.2

EARN OUT AGREEMENT

This EARN OUT AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2007, by and between Healthcare Informatics Associates, Inc., a Delaware corporation (“Seller”), and InfoLogix Systems Corporation, a Delaware corporation (the “Company”).

WHEREAS, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, among InfoLogix, Inc., a Delaware corporation, the Company, Seller, and the stockholders of Seller (together, the “Stockholders”), Seller is selling the Purchased Assets to the Company;

WHEREAS, the Purchase Agreement provides that Seller shall be eligible to receive additional consideration based upon the financial performance of the Business (as defined in Section 1), to be calculated based upon Net Contribution Amount (as defined in Section 1) generated by the Business during each Earn Out Period (as defined in Section 1); and

WHEREAS, Seller and the Company have agreed that determination and payment of the additional consideration contemplated by the Purchase Agreement is to be in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions contained in this Agreement, the parties hereby agree as follows:

1.             Definitions.           For purposes of this Agreement, the terms listed below have the following meanings.  Capitalized terms used and not otherwise defined in this Agreement have the meanings given to such terms in the Purchase Agreement.

“Business” shall mean the business of providing software implementation and consulting services to the healthcare industry, as conducted by the Seller as of the Closing Date.  Any businesses providing similar services that are acquired by the Company after the date hereof shall not be considered part of the “Business” hereunder unless otherwise expressly agreed by Seller and Company in writing.

“Closing Date” shall mean the date of the closing of the transactions contemplated by the Purchase Agreement.

“Dispute Auditors” shall have the meaning set forth in Section 3(b)(ii).

“Earn Out Amount” shall have the meaning set forth in Section 2(b).

“Earn Out Period” shall mean each 12 calendar month period during the 24 month calendar period beginning with the first calendar month immediately following the month in which the Closing Date occurs and ending on the 24th calendar month immediately following the month in which the Closing Date occurs.

“Earn Out Ratio” shall mean, for any Earn Out Period, the quotient of (a) the Net Contribution Amount for such Earn Out Period divided by (b) the Earn Out Target for such Earn Out Period.  The Earn Out Ratio shall be calculated to six decimal places and shall be subject to standard rounding provisions.

“Earn Out Statement”  shall have the meaning set forth in Section 3(b)(i).

“Earn Out Target” shall mean (a) for the first Earn Out Period, $3,000,000, and (b) for the second Earn Out Period, $3,600,000.

“GAAP” shall mean generally accepted accounting principles in the Unites States as in effect from time to time, applied consistently.

“Net Contribution Amount” shall mean, for any Earn Out Period or Quarterly Performance Period, an amount determined in accordance with Exhibit A to this Agreement.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity.

“Quarterly Performance Milestone” shall have the meaning set forth in Section 4(e)(i).

“Quarterly Performance Period” shall have the meaning set forth in Section 4(e).

2.             Earn Out Amount.

(a)           For each Earn Out Period, the Company shall, pursuant to Section 3, calculate Net Contribution Amount for such period.

(b)           Based upon the Earn Out Ratio with respect to each Earn Out Period, the Purchaser shall be entitled to receive a payment (the “Earn Out Amount”) for each Earn Out Period pursuant to Section 3, which shall be calculated as set forth below.

(i)            The Earn Out Amount for the first Earn Out Period shall be calculated as follows:

Earn Out Ratio	Earn Out Amount
Less than 0.700000	$0
Between 0.700000 and 1.000000	Earn Out Ratio x $2,000,000
Greater than 1.000000	$2,000,000 + .25(Net Contribution Amount – Earn Out Target)

(ii)           The Earn Out Amount for the second Earn Out Period shall be calculated as follows:

Earn Out Ratio	Earn Out Amount
Less than 0.700000	$0
Between 0.700000 and 1.000000	Earn Out Ratio x $2,500,000
Greater than 1.000000	$2,500,000 + .25(Net Contribution Amount – Earn Out Target)

3.             Computation of Net Contribution Amount.

(a)           Calculation of Net Contribution Amount.  The components of Net Contribution Amount for any Earn Out Period shall be determined in accordance with GAAP and shall be calculated as set forth on Exhibit A.

(b)           Time of Determination.

(i)            The Company shall prepare or cause to be prepared and delivered to Seller, within 45 days after the end of each Earn Out Period, a written statement setting forth the computation of Net Contribution Amount and the Earn Out Ratio for the applicable Earn Out Period in sufficient detail to permit Seller to confirm that such calculations have been made in accordance with this Agreement (the “Earn Out Statement”).  Seller may provide written notice of objection to the Company’s determination of Net Contribution Amount and\or the Earn Out Ratio within 30 days after receipt of the Earn Out Statement by Seller, which notice shall state in reasonable detail the specific reasons for its objection.  If Seller does not provide timely notice of objection as provided above, then Net Contribution Amount and the Earn Out Ratio for the applicable Earn Out Period calculated by the Company as set forth in the Earn Out Statement shall be binding and conclusive on the parties.  During such 30 day period and during any period in which the calculation of Net Contribution Amount and\or the Earn Out Ratio for the applicable Earn Out Period and payment of the Earn Out Amount is in dispute between Seller and the Company, Seller, or its agents, upon reasonable written notice to the Company, shall have reasonable access during regular business hours, to inspect and audit all records of the Business used by the Company in calculating Net Contribution Amount and the Earn Out Ratio for the applicable Earn Out Period.

(ii)           If Seller provides the Company with notice of objection pursuant to (i) above within 30 days after receipt of the Earn Out Statement by Seller, the Company and Seller shall attempt in good faith to reach an agreement as to the issues in dispute.  If the parties fail to resolve all such disagreements within 15 Business Days after the Company’s receipt of the notice of objection (or such longer period as mutually agreed upon by the parties), then any issues remaining in dispute may thereafter be submitted by either Seller or the Company to a nationally recognized independent accounting firm mutually agreed upon by the parties (the “Dispute Auditors”).  The Company and Seller shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Dispute Auditors in its resolution of the issues remaining in dispute, including furnishing to the Dispute Auditors such work papers and other documents and information relating to the disputed issues as the Dispute Auditors may reasonably request.  The determination of Net Contribution Amount and the Earn Out Ratio for the applicable Earn Out Period by the Dispute Auditors shall be set forth in a notice to be delivered to Seller and the Company within 45 days of the submission to the Dispute Auditors of the issues remaining in dispute, and such determination shall be binding and conclusive on the parties as to the amount of Net Contribution Amount and the Earn Out Ratio for the applicable Earn Out Period.  The fees and expenses of the Dispute Auditors incurred for such determination shall be equitably apportioned based upon the extent to which Seller or the Company is determined by the Dispute Auditors to be the prevailing party in such determination.

(c)           Right of Set Off.  Subject to the terms of the Purchase Agreement, the Company shall have the right to withhold and set off any amount due Seller under this Agreement against any amount owed by Seller or the Stockholders to the Company, including pursuant to any claim for indemnification or payment of Damages to which the Company may be entitled under the Purchase Agreement or any other agreement entered into pursuant to the Purchase Agreement, or otherwise.

(d)           Payment of Earn Out Amount.

(i)            The Company shall, at the same time that the Earn Out Statement is delivered by the Company to Seller, pay the Earn Out Amount, if any, for the applicable Earn Out Period.  Such payment shall be by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

(ii)           If Seller provides the Company with timely notice of objection to the Company’s calculation of Net Contribution Amount and/or the Earn Out Ratio for an Earn Out Period pursuant to Section 3(b) and if it is finally determined that an initial or additional payment of the Earn Out Amount is required under this Agreement, then within five days of such final determination, the Company shall pay to Seller any remaining portion of the Earn Out Amount for the applicable Earn Out Period by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

4.             Operation of the Company and Business.

(a)           During the term of this Agreement, the Company shall operate the Business in the ordinary course of business, in good faith, and in a commercially reasonable manner, and shall not take any action or omit to take any action during any Earn Out Period that is intended to impede Seller’s ability to earn the Earn Out Amount.

(b)           The Company acknowledges and agrees that the Earn Out Amount is a material part of the purchase price under the Purchase Agreement and the ability to receive the Earn Out Amount is a material inducement for Seller to enter into the Purchase Agreement.  The Company further acknowledges and agrees that achieving Net Contribution Amounts at levels sufficient for Seller to earn the Earn Out Amount is a desirable outcome for the Company and the ability of the Business to achieve sufficient Net Contribution Amounts depends to a significant degree upon the provision of adequate support and resources to the Business, as well as appropriate management of the Business.    Immediately after the date hereof, Seller, or its agents, upon reasonable written notice to the Company, shall have reasonable access during regular business hours, to inspect all records of the Business used by the Company in calculating Net Contribution Amount and the Earn Out Ratio for the applicable Earn Out Period.

(c)           During the term of this Agreement, while employed pursuant to, and subject to the terms and conditions of, his Employment Agreement with the Company dated as of the date hereof (the “Employment Agreement”), Gerry Bartley (“Bartley”) shall devote his full working time, energy, skill and best efforts to the operation of the Business in a manner that faithfully and diligently furthers the business and interests of the Company and its affiliates as a whole, and is consistent with the Company’s overall performance goals and strategic objectives as established from time to time.  Without limiting the foregoing, Bartley shall engage in such review and planning activities with respect to the Business as are customary for an executive in his position, and shall report to the Company on the operations and results of the Business as requested by the Company’s management.   Subject to the Employment Agreement, if the Company and Bartley agree that Bartley is to become substantially involved in the operations of the Company beyond the operation of the Business, Seller and the Company shall discuss in good faith whether any adjustment to the Earn Out Amount, Earn Out Ratio or Earn Out Target are desirable and in the best interest of the Company and its stockholders.

(d)           During the term of this Agreement, the Business shall be operated subject to the resource budget as mutually agreed to by the parties within 60 days of the Closing Date (the “Resource Budget”).  Annually during the term of this Agreement, the Company and Bartley (or such other representative as shall be appointed by the Seller) shall meet to discuss such adjustments to the Resource Budget as may be reasonably necessary or desirable, taking into consideration (i) the achievement of a sufficient Net Contribution Amount by the Business and (ii) the overall long-term performance goals and other strategic objectives of the Business and the Company.  The Company and Bartley (or such other representative as shall be appointed by the Seller) shall also meet to discuss adjustments to the Resource Budget at the reasonable request of the Company.  Any modifications to the Resource Budget are subject to final approval by the Company and may only be made by mutual written agreement of the Company and Seller.

(e)           During the term of this Agreement, while Bartley is employed by the Company pursuant to the Employment Agreement, within 30 days following the last day of each fiscal quarter starting with the first full fiscal quarter immediately following the Closing Date (each a “Quarterly Performance Period”), the Company shall provide Bartley with a statement setting forth the Net Contribution Amount for such completed Quarterly Performance Period.  Notwithstanding anything to the contrary contained in this Agreement, if the Net Contribution Amount for such Quarterly Performance Period:

(i)            is greater than or equal to 75% but less than 100% of the Net Contribution Amount milestone for such Quarterly Performance Period as mutually agreed to by the parties (each, a “Quarterly Performance Milestone”), Bartley shall promptly provide the Company with a remediation plan acceptable to the Company and reasonably designed to allow the Business to achieve future Quarterly Performance Milestones in a manner consistent with the Company’s overall performance goals and other strategic objectives;

(ii)           is greater than or equal to 50% but less than 75% of the applicable Quarterly Performance Milestone, the Company and Bartley shall work together in good faith to prepare a remediation plan reasonably designed to allow the Business to achieve future Quarterly Performance Milestones in a manner consistent with the Company’s overall performance goals and other strategic objectives; provided, however, that if the Net Contribution Amount for each of two consecutive Quarterly Performance Periods is greater than or equal to 50% but less than 75% of the applicable Quarterly Performance Milestones for such periods, then the Company shall be entitled, subject to Section 4(a), to take such actions as it deems reasonably necessary to allow the Business to achieve future milestones in a manner consistent with the Company’s overall performance goals and other strategic objectives; and

(iii)          is less than 50% of the applicable Quarterly Performance Milestone, the Company shall be entitled, subject to Section 4(a), to take such actions as it deems reasonably necessary to allow the Business to achieve future milestones in a manner consistent with the Company’s overall performance goals and other strategic objectives.

(f)            Notwithstanding anything to the contrary contained in this Agreement, until all obligations of the Company hereunder are completed, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, sale of stock or assets, consolidation or otherwise) to assume and agree, in writing, to perform this Agreement, in the same manner and to the same extent that the Company would have been required to perform as if no such succession had taken place and shall provide written evidence to Seller of such successor’s assumption of the obligations hereunder no later than two Business Days following the closing of the transaction which results in a successor being established.

5.             Miscellaneous.

(a)           Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named in this Agreement, their respective successors, and permitted assigns.  No party may assign this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other parties, provided that the Company may assign this Agreement or any of its rights, interests, or obligations under this Agreement to any of its Affiliates without approval of the other parties.

(c)           Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile transmission, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d)           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  All judicial proceedings brought against any party arising out of or relating to this Agreement or any obligation hereunder shall exclusively be brought in any state court of competent jurisdiction in the State of Delaware and each party irrevocably accepts generally and unconditionally the exclusive jurisdiction and venue of such court, waives any defense of forum non conveniens and agrees that service of process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at the address specified in this Agreement.

(f)            Amendments and Waivers.  This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by each of the parties to this Agreement.  The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

(g)           Severability.  The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

(h)           Notices.  All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized courier service (costs prepaid); (ii) sent by facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address or facsimile number, or Person as a party may designate in writing to the other parties):

If to the Company:

InfoLogix Systems Corporation

101 East County Line Road

Suite 210

Hatboro, PA 19040

Attention:  Chief Financial Officer

Telephone:  (215) 604-0691

Fax:  (267) 681-0682

With a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

18th and Cherry Streets

One Logan Square

Philadelphia, PA 19103-6996

Attention: Stephen T. Burdumy and Scott B. Connolly

Telephone:  (215) 988-2700

Fax:  (215) 988-2757

If to Seller:

Healthcare Informatics Associates, Inc.

16306 Agate Point Road

Bainbridge Island, WA 98110

Attention:  Gerry Bartley

Telephone:  (206) 842-6797

Fax:  (206) 842-6672

With a copy to (which shall not constitute notice):

The James Law Group

121 SW Morrison Street, Suite 900

Portland, Oregon 97204

Attention:  Ronald J. Miller

Telephone: (503) 228-5380

Fax:  (503) 228-5381

A copy of any and all notices, consents, and other communications sent by facsimile pursuant to this Agreement shall also be sent by United States certified mail to the appropriate address in accordance with this Agreement.

(i)            Expenses.  Except as otherwise expressly provided in this Agreement, each party shall bear its own expenses in connection with this Agreement.

(j)            Construction.  Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.  Except as otherwise indicated, all agreements defined in this Agreement refer to the same as from time to time amended or supplemented.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as having been drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.  All references to Sections refer to the Sections of this Agreement, and all references to Exhibits refer to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.  Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

INFOLOGIX SYSTEMS CORPORATION

/s/ David T. Gulian
	Name:	David T. Gulian
	Title:	President and Chief Executive Officer

HEALTHCARE INFORMATICS ASSOCIATES, INC.

/s/ Gerry Bartley
	Name:	Gerry Bartley
	Title:	President

Acknowledged and agreed:

/s/ Gerry Bartley
Gerry Bartley

/s/ Mary Ann Bartley
Mary Ann Bartley